EX-99.(N) CONSENT OF PRICEWATERHOUSECOOPERS LLP

EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated February 27, 2018, relating to the statutory financial statements and the supplemental schedules of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 15, 2018, relating to the financial statements of The Guardian Separate Account N, which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 26, 2018